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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 7, 2000

                                   e-Net, Inc.
             (Exact name of registrant as specified in its charter)

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            DELAWARE                                000-20865                             52-1929282

(STATE OR OTHER JURISDICTION OF             (COMMISSION FILE NUMBER)         (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)
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                        12800 MIDDLEBROOK ROAD, SUITE 200
                           GERMANTOWN, MARYLAND 20874
                                 (301) 601-8700
              (Address of principal executive offices ) (Zip Code)

       Registrant's telephone number, including area code: (301) 601-8700

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)


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                              ITEM 5. OTHER EVENTS.

         Effective February 7, 2000, we have settled the case pending against us in the United States District Court for the Southern District of Florida entitled KIRK ET AL. V. e-NET, INC., No. 99-8010-CIV-MIDDLEBROOKS. This case was brought by the holders of 300,000 warrants issued in connection with the underwriting of our initial public offering. The warrant holders alleged that we did not register the re-offer and resale of those warrants when required by the Underwriting Agreement and Representative's Warrant Agreement between the Company and Barron Chase Securities, Inc., the underwriter of our initial public offering . The warrant holders, to whom Barron Chase assigned its rights to receive those warrants and who include Robert Kirk, the President of Barron Chase (as holder of 240,000 of the 300,000 total warrants), sought to recover between $2,562,000 and $2,862,000 in alleged losses. While we continue to dispute the warrant holders' interpretation of the Underwriting Agreement and Representative's Warrant Agreement and believe that we complied with our obligations under the Underwriting Agreement and Representative's Warrant Agreement, we settled this matter without admitting any liability on our part in order to avoid the uncertainty and expense of further litigation.

         The settlement involves: the repricing of the warrant holders' 150,000 warrants to purchase shares of e-Net common stock from $8.25 per share to $7.00 per share; the repricing of the warrant holders' 150,000 warrants to purchase additional warrants from $.20625 per warrant to $-0- per warrant; and the repricing of the 150,000 underlying warrants to purchase shares of e-Net common stock, again from $8.25 per share to $7.00 per share. Our insurance carrier will also make cash payments to the warrant holders totaling $345,000 on our behalf.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 8, 2000


                                                   e-NET, INC.

                                              By:  /s/ Donald J. Shoff
                                                   -----------------------------
                                                   Donald J. Shoff
                                                   Vice President of Finance and
                                                   Chief Accounting Officer